Exhibit 99.1

Buffalo Wild Wings Appoints James M. Schmidt as Chief Operating Officer

Minneapolis, Minn., January 31, 2011(NASDAQ: BWLD) — Buffalo Wild Wings, Inc., announced today that Jim M. Schmidt has been appointed to the newly-created position of Chief Operating Officer, effective immediately.  In his new role, Mr. Schmidt will be responsible for management of the day-to-day operations of the business, reporting to Sally Smith, President and Chief Executive Officer.

Mr. Schmidt has been with Buffalo Wild Wings since April 2002 and most recently served as Executive Vice President, General Counsel. He also served on Buffalo Wild Wings’ Board of Directors from 1994 to 2003.

Ms. Smith stated:  “Jim is a strong leader with a deep understanding of the Buffalo Wild Wings organization.  Over the past few years, Jim led our new restaurant opening process and had responsibility for Real Estate and Development as well as leading various cross-functional initiatives.  We look forward to his continued contributions in his new position.  I will still be very involved in oversight of the brand, and Jim’s appointment will allow me to focus more of my time on the strategic direction of the company and growth opportunities.  I look forward to working closely with Jim and the rest of the Leadership Team as we continue to grow our presence in the United States and internationally.”

About the Company

Buffalo Wild Wings, Inc., founded in 1982 and headquartered in Minneapolis, Minnesota, is a growing owner, operator and franchisor of Buffalo Wild Wings Grill & Bar(TM) restaurants featuring a variety of boldly-flavored, made-to-order menu items including its namesake Buffalo, New York-style chicken wings. The Buffalo Wild Wings’ menu specializes in eighteen mouth-watering signature sauces and seasonings with flavor sensations ranging from Sweet BBQ(TM) to Blazin’(R). Guests enjoy a welcoming neighborhood atmosphere that includes an extensive multi-media system for watching their favorite sporting events. Buffalo Wild Wings is the recipient of hundreds of “Best Wings” and “Best Sports Bar” awards from across the country. There are currently 739 Buffalo Wild Wings locations across 44 states.

Investor Relations:

Buffalo Wild Wings, Inc.
Mary Twinem, 952-253-0731

Media Inquiries:

Liz Brady, ICR

646-277-1226

Liz.brady@icrinc.com